Exhibit 99.1

Ener1 Adopts New Structure to Respond to Expanding Opportunities

Across Diverse Business Lines

Senior Management Changes to Catalyze Organizational Improvements

New York, NY (Sept. 21, 2010) – ENER1, Inc. (NASDAQ: HEV) has announced a new segmentation of its diversified business designed to allow it to respond more effectively to emerging business opportunities, optimize interaction with target customers and partners, and maximize efficient use of resources.

Ener1, a leading energy technology company and maker of advanced lithium-ion batteries, will be internally divided into three segments, reflecting the main directions of development in the rapidly evolving industry: transportation, utility grid and small format products.  Each segment will be a separate profit-and-loss center headed by its own president, and the changes will be applied in the Americas, Europe and Asia.

“We have moved to match our functional structure with the growing differentiation and segmentation within this highly dynamic industry,” said Ener1 Chairman and CEO Charles Gassenheimer.  “We believe tightly focused product centers will provide a straighter and more immediate pathway between Ener1 and our customers and partners, which should result in a qualitatively higher level of service and specific responsiveness.”

“Administering each as a separate profit-and-loss center will help ensure we are applying the resources of our global supply chain efficiently,” commented Jeffrey Seidel, who after serving as Ener1 Corporate Strategy Chief has been appointed Chief Financial Officer.

The transportation group will be subdivided into automotive and light-duty, on the one hand, and heavy-duty and military, on the other.  This is expected to both increase responsiveness to the electric car industry and more fully engage the fast-growing demand in the truck and bus sector and from U.S. military vehicle electrification programs.

Ener1 announces that newly hired Thomas C. Goesch will lead the group as president, bringing to Ener1 33 years of unparalleled experience in innovative automotive electronics from Delphi Corporation.

“With a figure of such high accomplishment as Tom at the helm of the transportation group, we are ready to capture maximum market share as the electric and hybrid car business takes off according to anticipated increasing levels of demand,” said Rick Stanley, President of EnerDel, who has also been appointed Ener1Chief Operating Officer.

“In addition, we are certain Tom can gear us up to respond to what we expect to be a volume of customer orders for bus, truck and military vehicle programs, which are sectors that are certainly taking off.”

In the context of the company’s new structural changes, Stanley’s appointment as Ener1 COO is in keeping with the company’s intention to unify all of its senior leadership team and subsidiaries under the Ener1 brand name.

“We now have unified management and one mission,” commented Gassenheimer.  “This increases the ease with which we can touch our clients and our clients can touch us.”

Underlining the central priority Ener1 assigns to maintaining its lead position in lithium-ion technology, former EnerDel COO Naoki Ota has been appointed Chief Technology Officer.  “Our competitive position has always relied in large part on Ener1’s superior technology,” commented Ota.  “We will continue to relentlessly advance this advantage in our effort to be maximally responsive to our commercial customers, as well as to our many partners.  They include the national labs, the U.S. Energy Department and other departments and agencies of the U.S. government, as well as others that are leading global policy forward in this sphere.”

The group responsible for electrical utility applications will continue to be headed by Bruce Curtis, who was announced last month as business segment president, following a successful career as head of product development at First Solar, Inc. a global leader in photovoltaic system solutions.

Ener1 also plans to announce new leadership responsible for small format pack products including consumer, industrial, and military products, a business line Ener1 acquired in the purchase of the Korean lithium-ion cell manufacturer EnerTech International.  EnerTech is now doing business under the name Ener1 Korea.

“An optimized operational structure with best-in-class leaders of each segment positions us to leverage our industry-leading platform to meet the real energy technology challenges customers face today,” commented Gassenheimer.  “As the business continues to diversify, we will continue to demonstrate the nimbleness and technological edge our evolving customer base requires for their success.”

About Ener1, Inc.

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ:HEV - News) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets. Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management's expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

CORPORATE COMMUNICATIONS
Rachel Carroll
ENER1 Inc.
Phone: 212 920 3500
Email: rcarroll@ener1.com